Exhibit 99.1

September 18, 2017

To: Galectin Board of Directors

Marc Rubin

James Czirr

Gil Omenn

Gil Amelio

John Mauldin

Kevin Freeman

Steven Prelack

Bobby Greenberg

Ted Zuconni

cc.	Joel Lewis, Board Observer

Robert Tritt, General Counsel

Harold Shlevin, COO and Board Secretary

Jack Callicutt, CFO

Dear Board of Directors:

I am informing the Board that I will not be standing for re-election to the Board of Directors at the December 14, 2017 annual meeting. The Nominating & Governance Committee should not recommend to the Board my inclusion in the slate of directors to be published in the Proxy. Until the annual meeting, I will continue to faithfully execute my fiduciary duty to the Company as a board member. This decision has no relationship to my position as President, CEO, and CMO which I will continue, according to my contract and at the pleasure of the board.

I have come to this decision because I feel the board has been challenged to make decisions in the best interest of the Company and shareholders given governance constraints placed on the board by the 10X Fund, and the situation will become even more problematic after the Annual Meeting given recent decisions made by the 10X Fund. The reasons for my decision are as follows:

•	The 10X Fund, and Jim Czirr as the sole decision maker and manager of the 10X Fund, has veto power over fundamental decisions that are core to conducting business of a public company. The Fund has wielded this veto power over multiple otherwise unanimous board resolutions, which I feel have been to the detriment to the company. I will not elaborate on those events in this letter, but they have been documented in board minutes, letters to the directors, and memos to the file submitted to our counsel.

•	The 10X Fund’s insistence on putting in place an ill-advised 10B5-1 plan to sell stock prior to reporting of NASH-CX data, despite the objection of the majority of the board, underscores the deep conflict of interest between Jim’s role as manager of the 10X fund and his fiduciary to the Company.

•	As is within the power of the 10X Fund, it has communicated its desire to reappoint Jim and Ted to the board, reduce the board to 9 members, and nominate 3 completely new board members. Despite having over a month to discuss potential nominees with the company, the 10X Fund did not discuss these nominees with anyone from the company and submitted he nominees on the last permissible day. All three additional nominees are unknown to me or other board members, a situation that is unheard of in public company governance and which is not in the best interest of shareholders. The obvious 10X Fund intent with this action is to provide a block majority vote to gain control of the board.

•	Jim Czirr was removed as Chair by vote of the board in January 2016. Additionally, the majority of current board members and I believe that, because of his actions and conflict of interest, he should not be a member of the board. However, the preferred share rights of the 10X Fund preclude removing him. Now, on December 14, 2017 at the annual board meeting, by virtue of the 10X Fund nominees, he will have the votes to take complete control of the board, a situation that I cannot ethically abide.

I have come to this decision after much deliberation. For years, I have been devoted to the company and am excited about the upcoming results of the NASH-CX clinical trial which culminates over six years of work. I look forward to the results of the NASH-CX trial and I am hopeful for a positive outcome which will ultimately help many patients who have a disease with no current treatment. I emphasize that the clinical trial data remains blinded to treatment for the patients, investigators, CRO, and company and this blind will not be broken until study data base lock which is anticipated November 6, 2017. Therefore, neither I nor anyone else in the company knows what the results of the NASH-CX trial will show.

In summary, given this set of circumstances, I will remain on the board and fulfill my responsibilities to the utmost of my ability, but I cannot ethically commit to another year of board service. In addition, I reiterate that this decision has no relationship to my position as President, CEO, and CMO which I will continue, according to my contract and at the pleasure of the board.

Respectfully submitted,

/s/ Peter G. Traber, MD

Peter G. Traber, MD